SPECIAL BENEFITS

Club Membership

      Reimbursement for the cost of belonging to one company-approved club. Reimbursement includes, on a one-time basis, initiation or other entrance fees of up to $10,000. In limited circumstances, the Chief Human Resources Officer of Textron may make exceptions to this dollar limit. Reimbursement also includes regular dues and assessments, limited to $5,000 a year.

Financial Planning and Tax Preparation

      Reimbursement for outside financial and estate planning services and for annual tax preparation services. Up to $10,000 may be reimbursed for the initial plan preparation, and up to $10,000 a year may be reimbursed for annual plan maintenance and tax preparation.

Physical Examination

     Comprehensive annual physical examination.

Automotive Allowance

     Company automobile and reimbursement of operating expenses.